EXHIBIT 5

September 30, 2011

Spartan Motors, Inc.
1541 Reynolds Road
Charlotte, Michigan  48813

Re:	Registration Statement on Form S-8 Relating to the Spartan Motors, Inc. 2011 Employee Stock Purchase Plan (the "Plan")

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by Spartan Motors, Inc., a Michigan corporation (the "Company"), with the Securities and Exchange Commission on or about the date of this letter for the purpose of registering under the Securities Act of 1933, as amended, 750,000 shares of the Company's common stock, $0.01 par value per share, for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion.

On the basis of such evaluation, we advise you that, in our opinion, the 750,000 shares of common stock covered by the Registration Statement, upon delivery of such shares and payment for such shares in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding, and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

VARNUM, LLP

By	/s/ Kimberly Baber
Kimberly Baber